Exhibit 99.1

Letter to Stakeholders

February 2, 2010

Dear Ener1 Stakeholders:

I am pleased to report that EnerDel has completed the process that allows us to begin drawing funds under the $118.5 million federal grant awarded last August by the U.S. Department of Energy (DOE). This is a seminal event for Ener1 shareholders that underscores our strong competitive position going forward.

Combined with the $118.5 million in matching equity – which we have already begun to raise starting with the recent $20 million investment by our strategic partner ITOCHU Corporation – the DOE grant will add $237 million to the Shareholder’s Equity line of Ener1’s balance sheet. Based on our shareholder’ equity at the end of Q3 2009 of $111 million, this would put total pro forma shareholder equity at almost $350 million. Meanwhile, our current market value stands at just $500 million (a ratio of less than 1.5x pro forma book value). That figure is comparable, in our view, to high-growth technology companies that are currently trading in a range of 3.5x – 5.5x book value, even after the January market sell-off.

EnerDel will implement the plan set forth in the grant application immediately as part of its 2010 capital expansion strategy. This year’s scheduled $60-million investment includes manufacturing equipment for the newly announced production facility in Mt. Comfort, Indiana, as well as additional mixing, coating and assembly capacity at EnerDel’s two existing locations. Most of this equipment is already on order, much of it through a strategic relationship with ITOCHU. Installation is scheduled to begin in March 2010.

We have always expected that completion of the grant would expedite progress on our separate application for a long-term, low-interest loan under the DOE’s Advanced Technology Vehicle Manufacturing (ATVM) program. As many of you know, the agency has spent the past several months devising the best way to treat companies that have successfully applied under both the grant and loan programs, which slowed the pace of new awards. This effort is now substantially complete, and the decision-making process on the loans has gone back into high gear. That means that with the grant process fully complete, we can now proceed with the few remaining tasks to complete the ATVM process and bring additional capital online for EnerDel. A key point to remember in the meantime is that release of the grant funds puts us squarely on course to meet our planned 2010 capital investment targets.

As a management team, we have always been focused on creating value for our current shareholders first and our future shareholders second. I have been asked why we decided to pursue an Open Market Sales Agreement to match the capital required for the 50:50 cost share of the federal grant. The answer is that it ultimately allows us to raise capital in less dilutive amounts to match our cost share on the grant and ATVM loan program.

As we disclosed at our analyst briefing on January 22 in Indiana, we believe we can reach EBITDA positive on our EnerDel business with our first launch customer Think Global by January 2011. We also believe EnerDel can generate positive cash flow from operations with our two launch customers Think and Volvo when the latter’s C30 EV goes into production in Q1 2011. Our confidence in executing on this business plan is very strong.

Along with the Volvo program, this year’s launch of the Think City model program will be a major industry milestone. As the first electric car to market with large-format prismatic cells, this vehicle will provide invaluable real-world feedback and performance data, and will provide us a distinct market advantage. The ability to also sell the versatile Think drivetrain to other OEMs as the most mature EV drivetrain solution in the world, as we have done in our ongoing relationship with Mazda and Japan Post, makes Think a very strategic asset for Ener1.

In terms of additional customer backlog, we have a total of 34 active customer programs underway in various stages. The management team that EnerDel has assembled brings unparalleled manufacturing and production expertise from some of the largest and most sophisticated global organizations, including GM, Delphi, Remy, TDK, Panasonic, Sanyo, GS-Yuasa and Samsung.

As I told analysts gathered at our Indianapolis facility earlier this month, I believe that 2010 is the year that our industry – and EnerDel in particular – truly comes into its own. Until now, it’s been about possibilities. For the next year or two, it’s going to be all about realizing that potential. We believe that strong partnerships, high-quality volume production capabilities, effective management and proven performance of the product will be the determinants of success, and that EnerDel is uniquely positioned to lead the pack. As such, it will be our sincerest pleasure to continue keeping you abreast of our growth throughout 2010.

Regards,

Charles Gassenheimer

Chairman & CEO